Exhibit 10.13

PERSONAL AND CONFIDENTIAL

To: Stacey Kennedy                    Lausanne, March 21, 2024

Dear Stacey,

We are pleased to confirm that effective April 1, 2024, your base salary will be increased to
CHF 810'000.- annually, CHF 67'500.-- monthly. This represents a 8.0% increase and the comparatio at your current grade 24 will be 100%.

All other conditions relating to your employment with Philip Morris Services S.A., remain as stated in your employment contract and in any subsequent amendments.

Yours sincerely,

PHILIP MORRIS SERVICES S.A.

/s/ CONSTANTIN ROMANOV	/s/ RALF ZYSK

Constantin Romanov	Ralf Zysk
Vice President Total Rewards	Vice President Labor Relations
Philip Morris Services S.A., Avenue de Cour 107, 1001 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01